Exhibit 99.1

Exhibit 99.1 Transcript of Excerpts from IHS Markit Ltd. IT Division Townhall, posted internally on January 7, 2021

Chad Moss

Next slide, please.

So looking ahead to 21 I think the good news is it’s more of the same, so we’re going to continue focusing on the major initiatives and bring those to closure. We’re going to continue to build a mature capabilities around governance transparency, and process, and all of that is going to be against the backdrop of finding the right balance between executing these programs, but also understanding that we have a large BAU commitment to deliver on and then you layer on top of that, the pending merger integration streams that are going to come in.

It really is going to be challenging year as those efforts map up to find the right balance. Next slide, please.

Chad Moss

Next slide please.

So on top of all of things that we have to deliver, there’s the unknown scope of work that’s coming with the S&P Global merger. I think we’ve all done enough to know that it’s a significant amount of work and this is bigger than anything we’ve ever done, and so it is going to be material, there’s a recognition that we’re going to need help to execute that work and deliver another transformation initiatives and the BAU work that we have, so that’s been contemplated into the plan.

We’ve chosen Accenture as the partner who will help lead the integration streams. This is just now getting formulated with Accenture. Interviewing with executives to kind of get a feel for what those integration streams are going to look like if you recall when we did the merger with IHS and Markit we engaged BCG and their focus was really on high level strategy, revenue synergies, and cost synergies. But the integration work was really left to the teams. To execute in this model extension will be much more prevalent throughout the whole integration process, so from revenue to cost to all of the various integration streams will have strong presence from Accenture as we execute, so at this point we’re three from having the kickoff for the integration management office when that happens, more and more people will start to get engaged in those work streams to develop the plan and what we’re going to do going forward. So I know there’s a lot of interest in what that plan looks like, and it’s just not developed yet, right? It’s forming, and our teams will get much more involved in and in the coming weeks. But just to reiterate, I do think it’s a great opportunity for the company and for all of the technologists in the firm.

Right when you look at what we’re going to have in terms of technology, a billion plus dollars of investment. 1300 folks just in the IT discipline, 6500 plus technologists. and we take IT, product and development together very similar technology and supplier strategies and I think really an opportunity to accelerate innovation between the teams. All of that supported by 120-billion-dollar cap Company and nearly 40,000 employees with substantial free cash flow so it’s going to create tremendous amount of opportunities for people, and I think it’s we talked about just after the announcement. Anytime you have a big change like this, it can create some uncertainty for people. That’s normal, we talked about the ADKAR change model and the need to recognize where people are individually in that change. But also as managers where there are teams and where the organization is so our goal again is to move kind of left to right as quickly as possible to get that uncertainty out of the organization, but the reality is, when you’ve got something this big and we’re just now starting to formulate integration plan, there is some uncertainty but our commitment is to share as much as we can when we can and be as transparent as possible and I think what the key takeaway for me on the change side is. The vast majority of the people who are here today are going to be here on the other side of the integration plan and it will be ripe with opportunities given the scale that we’re going to be operating on. So stay positive, stay focused on the opportunities, and don’t let the uncertainty to weigh on you and if it does raise your hand, the managers are here to help and certainly I’m available as well as the exact team to answer any questions you have about it. That’s I really, I think, a unique opportunity for our team. Next slide, please.

Next slide.

Alright, in Q4 we also completed the promotion process so hopefully everybody had a chance to see Lance’s note that went out, but we had a number of promotions within the organization. Really at all levels across all geographies and really proud of the folks who are on this list that made it through the process and what’s going to be next for them and their career journey. So congratulations to everybody. I’ll highlight one on this list, Lauren who’s on my direct report team and was promoted to vice president roll and shares responsibility for our business planning operations so it’s a big role today and will get bigger with what we have in front of us with the S&P merger. So congratulations to Lauren and everybody on the list. Next slide.

Simon Donovan

If you could go to the next slide, please.

So if you look at S&P Global as well, they have taken a very similar approach to IHS Markit and they have created an employee resource group similar to the affinity groups and various other programs that we have in place led by the employees themselves and this is a key thing because I wish and I hope to see us driving this year similar groups from people in our teams and sort of opportunities.

Chad Moss

Great, thank you. So important topics and it’s an area where I hope our team sees the changes that are happening in the company over the last year and the momentum that we’re carrying forward. It to me. It’s visible. It’s palatable and needed focus and S&P having very similar philosophy I think should just continue to accelerate the efforts there. So great stuff.

Lauren Minkel

Alright, we have a few questions already tied up in the Q and A an IF folks would like to submit more, please just use the Q&A icon at the top of your teams live event window. I will get this going here so.

the first question actually I will take which is where will the FY20 objectives be published in? The answer is everywhere but they will definitely be on the IT site and then also available via the infonet site in the bits and bytes biweekly.

The communications pieces that Jody was talking about, so those will be as transparent as possible.

We have a question Chad about the integration with respect to Accenture.

Is Accenture providing integration support just for us or for the whole company? More broadly there had been the impression that broader support might be BCG.

Chad Moss

Yeah, so at the beginning of the process, BCG was involved from the DL structure and strategy perspective engaged with SMP they were a part of the assessment process, first for choosing an integration partner, but ultimately extension was chosen.

so extension will be the partner that works across all the disciplines not just IT so revenue synergies cost synergies people integration technology integration. They’ll have responsibility for.

orchestrating all of that press the merger.

Lauren Minkel

Thanks Leah, Chad. We have some questions about S&P.

Technology, I don’t know how much we know about S&P specific technologies. For example, if they’re on Win 7 versus win 10 or any of the other. What kinds of systems that they have do we have any information about that, and if not, can you sort of tell us anything?

Chad Moss

That yeah, so actually this specific question going on Windows 7. They’re in the midst of migrating to Windows 10. We’re a little bit further ahead in that respect, but they’ve got a big push in Q1.

I think they’re doing 7000 desktop refresh is in the first quarter, and that will bring them to 1000 Windows 10 across the estate so big push in Q1 to get that resolved

I think more broadly on technology, as we discussed very similar there in Office 365 shop They do have zoom as well. They give users the flexibility to flex between both of those.

From a hosting perspective there largely AWS they do have a smaller VMC contingent about 14% of their environment today is on VMC, but again, very similar in terms of AWS and VMC were keen to learn more.

about their migration approach, like they were more of a lift and shift to a WS native and then refactoring and fixing after the fix to achieve the data center closures. But in general very very complementary.

Set of technologies to what we’re running today.

Lauren Minkel

Great, thank you do.

we went on continue around that theme about the merger do we, When do we expect a sort of high level timeline? I know that we’re the IMO is just getting itself formed up the integration management.

office and we’ll be hearing more about that in the coming weeks. But do you have any expectations as to when we will have a timeline to start working against with respect to the merger?

Chad Moss

Yeah, I don’t have a great timeline other than literally this week is when Accenture has started their interviews with our executive team to start framing up what integration streams are going to look like and how they should be formed.

Anticipate our team will be pulled into that very shortly So kind of like a two week window when I would expect that to happen and then from there really start to frame out the windows for integration so you would say realistically two to four weeks before we have.

that high level Gantt that says You That would be associated with them, but they have been very, I think, pragmatic and realistic about the integration timeline. It’s kind of viewed in the four to five year window, so it’s.

not a slam dunk, it’s really making sure that we are addressing all of the work streams entails that come out integration, which I think is a great benefit of having somebody like extension in the mix cause a lot of times we will deprioritize integration tales just because of other initiatives and

This will allow that to stay in focus and truly completely integration activities

Lauren Minkel

Great and you expect, I think Accenture to be really hands-on in leading a lot of that in terms of the planning, right?

Chad Moss

Very much across the board from gain. Revenue synergies, cost synergies, and then all of the integration work streams, including technology.

Lauren Minkel

Do you have that any expectations about sort of synergies, both when it comes to kind of our general operating costs? How that might impact head count? Things like that? Any additional or repeated guidance you can get there?

Chad Moss

Yeah not, I don’t have any additional insights other than what was kind of put forth in the deal structure, which combined basis of 38,000 employees. I think it was roughly three or three to 4000 that were in this energy case.

across the full firm, and so that’s the best insights I have. I think, again that will be developed as part of the integration planning. So as we get together and start to look at the functions and overlap, that’s what’s really.

going to drive what the real plan is, but those efforts haven’t started yet. When you do these, it’s really High level modeling is what puts used together both on the revenue side and on the on the cost side.

And as Adam said, it was him a couple guys in a room thinking about revenue synergies and once you get the business operators in there in the P&L owners he expects the revenue synergies or even going to be greater so.

I think again, it’s a matter of getting that work plan underway and getting the people who operate day-to-day involved to set the targets.

Lauren Minkel

Jumping around a bit, Chad, do you have any insight or information about any facilities plans for 2021? As you mentioned in we had a significant changes in our footprint print over the course of 2020.

Or do we expect that same level of change? Or any guidance insight you may have there?

Chad Moss

Yeah, that the plane still definitely being developed, but real estate is one of those key synergy areas between the two companies we have A number of rooftops, but for example they’re very interested in the Denver space, right? We just went through big.

retrofit here in Denver and it’s a high quality workspace and there’s a little bit more data, and so there’s a high degree of interest in leveraging that, so I think it’s going to be on a case by case.

basis, but the real estate synergies are material port portion of where we expect to see cost come out.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which are based on current expectations, estimates and projections about future business and operating results, the industry and markets in which S&P Global Inc. (“S&P Global”) and IHS Markit Ltd. (“IHS Markit”) operate and beliefs of and assumptions made by S&P Global management and IHS Markit management, involve uncertainties that could significantly affect the financial or operating results of S&P Global, IHS Markit or the combined company. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will, ” “should,” “may,” “projects,” “could,” “would,” “target,” “estimates” or variations of such words and other similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature, but not all forward-looking statements include such identifying words. Such forward-looking statements include, but are not limited to, projections of earnings, statements of plans for future operations or expected revenues, statements about the benefits of the transaction involving S&P Global and IHS Markit, including future financial and operating results and cost and revenue synergies, the combined company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to creating value for shareholders, benefits of the proposed transaction to shareholders, employees, customers and other constituents of the combined company, the outcome of contingencies, future actions by regulators, changes in business strategies and methods of generating revenue, the development and performance of each company’s services and products, integrating our companies, cost savings, the expected timetable for completing the proposed transaction, general conditions in the geographic areas where we operate and our respective effective tax rates, cost structure, dividend policy, cash flows or liquidity — are forward-looking statements.

These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in such forward-looking statements. We can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. For example, these forward-looking statements could be affected by factors including, without limitation, risks associated with: (i) the satisfaction of the conditions precedent to consummation of the proposed transaction, including the ability to secure regulatory approvals on the terms expected, at all or in a timely manner; (ii) the ability of S&P Global and IHS Markit to obtain shareholder approval for the proposed transaction; (iii) uncertainty relating to the impact of the proposed transaction on the businesses of S&P Global and IHS Markit, including potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction and changes to existing business relationships during the pendency of the acquisition that could affect S&P Global’s and/or IHS Markit’s financial performance; (iv) the ability of S&P Global to successfully integrate IHS Markit’s operations and retain and hire key personnel; (v) the ability of S&P Global to implement its plans, forecasts and other expectations with respect to IHS Markit’s business after the consummation of the proposed transaction and realize expected synergies; (vi) business disruption following the proposed transaction; (vii) economic, financial, political and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility, including the upcoming U.S. presidential transition, the United Kingdom’s withdrawal from the European Union, natural and man-made disasters, civil unrest, pandemics (e.g., the coronavirus (COVID-19) pandemic (the “COVID-19 pandemic”)), geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade and policy changes associated with the current or subsequent U.S. administration; (viii) the ability of S&P Global and IHS Markit to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, pandemic, security breach, cyber -attack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the COVID-19 pandemic; (ix) the impact of public health crises, such as pandemics (including the COVID-19 pandemic) and epidemics and any related company or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down or similar actions and policies; (x) the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries; (xi) changes in debt and equity markets, including credit quality and spreads; (xii) demand for investment products that track indices and assessments, and trading volumes of certain exchange-traded derivatives; (xiii) changes in financial markets, capital, credit and commodities markets and interest rates; (xiv) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xv) the parties’ ability to meet expectations regarding the accounting and tax treatments of the proposed transaction; and (xvi) those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (the “SEC”) by S&P Global and IHS Markit from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q. While the list of factors presented here is considered representative, this list should not be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on S&P Global’s or IHS Markit’s consolidated financial condition, results of operations, credit rating or liquidity. Except to the extent required by applicable law or regulation, each of S&P Global and IHS Markit disclaims any duty to update any forward-looking statements contained in this communication or to otherwise update any of the above-referenced factors.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information About the Transaction and Where to Find It

In connection with the proposed transaction, S&P Global and IHS Markit will file relevant materials with the SEC, including a registration statement on Form S-4 filed by S&P Global to register the shares of S&P Global common stock to be issued in connection with the proposed transaction. The registration statement will include a joint proxy statement/prospectus which will be sent to the shareholders of S&P

Global and IHS Markit seeking their approval of their respective transaction-related proposals. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED JOINT PROXY STATEMENT/PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT S&P GLOBAL, IHS MARKIT AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from S&P Global at its website, or from IHS Markit at its website. Documents filed with the SEC by S&P Global will be available free of charge by accessing S&P Global’s website at www.spglobal.com under the heading Investor Relations, or, alternatively, by directing a request by telephone to 866-436-8502 (domestic callers) or 212-438-2192 (international callers) or by mail to S&P Global at Investor Relations, S&P Global Inc., 55 Water Street, New York, NY 10041, and documents filed with the SEC by IHS Markit will be available free of charge by accessing IHS Markit’s website at www.ihsmarkit.com under the heading Investor Relations or, alternatively, by directing a request by telephone to 303-790-0600 or by mail to IHS Markit at IHS Markit Investor Relations and Corporate Communications, 15 Inverness Way East, Englewood, CO 80112.

Participants in the Solicitation

S&P Global, IHS Markit and certain of their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of S&P Global and IHS Markit in respect of the proposed transaction under the rules of the SEC. Information about IHS Markit’s directors and executive officers is available in IHS Markit’s Form 10-K for the year ended November 30, 2019, proxy statement dated February 28, 2020 for its 2020 Annual General Meeting of Shareholders, and certain of its Current Reports on Form 8-K. Information about S&P Global’s directors and executive officers is available in S&P Global’s Form 10-K for the year ended December 31, 2019, proxy statement dated March 30, 2020 for its 2020 Annual Meeting of Shareholders, and certain of its Current Reports on Form 8-K. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the transaction when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from S&P Global or IHS Markit using the sources indicated above.